EXHIBIT 99.1

                                                             News Release


     FOR ADDITIONAL INFORMATION CONTACT:

     New Century Financial Corporation    Robert K. Cole, Chairman and CEO
     18400 Von Karman, Suite 1000         (949) 224-5700
     Irvine, CA 92612                     Carrie Marrelli, VP, Investor
                                            Relations
                                          (949) 224-5745


         NEW CENTURY ANNOUNCES STOCK REPURCHASE PROGRAM

     Irvine, CA, March 4, 1999, New Century Financial Corporation (Nasdaq: NCEN) announced today its board of directors authorized the Company to repurchase up to 250,000 shares of its common stock over the next twelve months at a maximum total price of $3.5 million. The board authorized management to make the repurchases in the open market or in privately negotiated transactions at prevailing prices. The timing and volume of purchases under the program will depend upon market and business conditions.

     Any shares repurchased will initially be held as treasury shares and may be used in connection with the Company's stock option program, its employee stock purchase program and for other general corporate purposes.

     "We believe that selective repurchases can play a positive role in the Company's efforts to increase shareholder value," said Brad A. Morrice, Vice Chairman and President.

     New Century Financial Corporation is a specialty finance company that originates, purchases, sells, and services sub-prime mortgage loans secured primarily by first mortgages on single family residences.